Exhibit 5.1

[Citi logo]	Citigroup Inc. 425 Park Avenue New York, New York 10022

June 22, 2007

Citibank (South Dakota), National Association
701 East 60th Street, North
Sioux Falls, South Dakota 57117

Ladies and Gentlemen:

I am the General Counsel, Finance and Capital Markets of Citigroup Inc. and, in such capacity, I have acted as counsel to Citibank (South Dakota), National Association in connection with the issuance and sale of $750,000,000 aggregate principal amount of Citiseries 5.50% Class 2007-A5 Notes of June 2010 (Legal Maturity Date June 2012) (the "Notes") by Citibank Credit Card Issuance Trust (the "Issuance Trust").  The Notes will be issued pursuant to an Indenture dated as of September 26, 2000 between the Issuance Trust and Deutsche Bank Trust Company Americas (formerly Bankers Trust Company), as Trustee, as amended by Amendment No. 1 thereto dated as of November 14, 2001 and an Issuer Certificate, dated as of June 22, 2007, relating to the Notes (the "Terms Document" and together, the "Indenture"). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in or pursuant to the Indenture.

I, or attorneys under my supervision, have examined and relied upon the following: signed copies of the Indenture and the Registration Statement on Form S-3 (Registration No. 333-131355), as amended (the "Registration Statement"), for the registration of the Collateral Certificate and the Notes under the Securities Act of 1933, as amended (the "Act"); the prospectus dated February 5, 2007 and prospectus supplement dated June 15, 2007 relating to the Notes (together, the "Prospectus"); a specimen of the Notes, and originals, or copies certified or otherwise identified to my satisfaction, of such corporate records, certificates or documents as I have deemed appropriate as a basis for the opinion expressed below.  In such examination, I (or such persons) have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me (or such persons) as originals, the conformity to original documents of all documents submitted to me (or such persons) as certified or photostatic copies and the authenticity of the originals of such copies.

Based upon and subject to the foregoing, I am of the opinion that when the Notes have been duly executed, authenticated and delivered in accordance with the Indenture, and sold in the manner described in the Prospectus, the Notes will be legally issued, fully paid, non-assessable and binding obligations of the Issuance Trust, and the holders of the Notes will be entitled to the benefits of the Indenture.

Citibank (South Dakota), National Association
June 22, 2007

The foregoing opinion is subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting creditors' rights generally from time to time in effect and subject to general principles of equity, regardless of whether such is considered in a proceeding in equity or at law.

I am admitted to the practice of law only in the State of New York and my opinion is limited to matters governed by the laws of the State of New York and Federal laws of the United States of America.

I consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to a Current Report on Form 8-K for incorporation into the Registration Statement and to the reference to my name in the Prospectus constituting a part of such Registration Statement under the heading "Legal Matters". In giving such consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Michael S. Zuckert

Michael S. Zuckert